Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-180878) of PowerShares DB Commodity Index Tracking Fund of our report dated March 20, 2013, with respect to the statement of financial condition of DB Commodity Services LLC as of December 31, 2012, and the related statements of income and expenses, changes in member’s capital, and cash flows for the year then ended, which report appears in the Current Report on Form 8-K of the PowerShares DB Commodity Index Tracking Fund dated March 13, 2014.

/s/ KPMG LLP

New York, New York

March 13, 2014